INTERPOINT CORPORATION
                       10301 Willows Road, PO Box 97005
                        Redmond, Washington  98073-9705


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held February 21, 1996

TO THE SHAREHOLDERS:

 	The Annual Meeting of Shareholders of Interpoint Corporation, a Washington corporation (the Company), will be held on Wednesday, February 21, 1996, at 10:00 a.m., local time, at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E.,
Bellevue, Washington, for the following purposes.

1. 	To elect four directors, three to hold office for three-
    year terms and one to hold office for a two-year term;

2. 	To consider and vote upon a proposal to approve the
    adoption of the Interpoint Corporation 1995 Stock Option and Award Plan;

3. 	To transact such other business as may properly come before
    the Annual Meeting or any adjournments or postponements thereof.

 	Only holders of record of shares of Interpoint Common Stock at the close of business on January 5, 1996, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and adjournments or postponements thereof.
Shareholders are cordially invited to attend the meeting in person.

                                     	By Order of the Board of Directors


                                      /s/Leslie S. Rock
                                      Leslie S. Rock
                                      Secretary-Treasurer

Redmond, Washington
January 25, 1996


PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY
IN THE RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING.

                          INTERPOINT CORPORATION
                            10301 Willows Road
                              P.O. Box 97005
                      Redmond, Washington 98073-9705


                             PROXY STATEMENT

 	This Proxy Statement, which was first mailed to shareholders of Interpoint Corporation (the Company) on January 25, 1996, is furnished to Shareholders of the Company (Shareholders) in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held February 21, 1996, and any adjournment or postponement thereof (the Annual Meeting). A proxy may be revoked in writing at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time to the extent it has not been exercised. There were 3,839,100 shares of the Company's Common Stock (Common Stock), the only security of the Company entitled to vote at the Annual Meeting, outstanding at January 5, 1996. Holders of a majority of those shares, present in person or represented by proxy, will constitute a quorum. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on January 5, 1996, the record date for the Annual
Meeting.

 	The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by certain of the Company's directors, officers and regular employees (team members), without additional compensation, personally or by telephone or telefax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

 	Each shareholder will be entitled to one vote for each share of Common Stock held. Directors will be elected by a plurality of the shares of Common Stock present by proxy or in person at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Abstention from voting and broker nonvotes on the election of directors will have no impact on the outcome of this proposal. The affirmative vote of holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of the Interpoint Corporation 1995 Stock Option and
Award Plan. Abstention from voting will have the practical effect of voting against this proposal since such shares are present at the meeting and entitled to vote but are not voting in favor of the proposal. Broker nonvotes will have no effect on the outcome of this proposal since they are not considered shares entitled to vote on the proposal.

 	The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The enclosed Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

                          ELECTION OF DIRECTORS

 	The Board of Directors is divided into three classes. At the Annual Meeting, three directors will be elected to serve for terms of three years, expiring on the date of the Annual Meeting of Shareholders in 1999, and one director will be elected to serve for a term of two years, expiring on the date of the Annual Meeting of Shareholders in 1998. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Bylaws of the Company. The nominee, Walter F. Walker, was appointed effective November 20, 1995, to fill a vacancy on the Board of Directors and is being nominated for a shorter term in order to keep the director classes as equal in size as possible, as required by Washington law. The names of nominees to the Board of Directors, each of whom is presently a director of the Company, and the names of directors whose terms will continue after the Annual Meeting are listed below.

 	Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the four nominees named below. If any nominee becomes unavailable for any reason or if a vacancy occurs before the election (which events are not anticipated), the proxies may be voted for a person to be selected by the Board of Directors.

Nominees

Name and Age                        Director Since

Christopher T. Bayley, age 57            1987

Chairman, Dylan Bay Companies, since 1995; Chairman, New Pacific Partners (Seattle and Hong Kong-based investment bank), 1992 to 1995; President and Chief Executive Officer, Glacier Park Company (real estate development), and Senior Vice President, Corporate Affairs, Burlington Resources Inc. (oil and gas exploration and production company), 1985 to 1992 and 1989 to 1992, respectively; Director, The Commerce Bank; Board of Governors, The Nature Conservancy; Board of Governors, The Bush School.

John W. Stanton, age 40                  1988

Chairman and Chief Executive Officer, Western Wireless
Corporation and predecessors, since 1992; Vice Chairman and Director, McCaw Cellular Communications, Inc. (mobile communications company), 1988 to 1991; Trustee, Whitman College.

Peter H. van Oppen, age 43               1984

Chairman of the Board of Directors, Interpoint, since 1995; President and Chief Executive Officer, Interpoint, since 1989; President and Chief Operating Officer, Interpoint, 1987 to 1989; Executive Vice President for Finance and Operations, Interpoint, 1985 to 1987; Director, Seattle FilmWorks, Inc.; Member, Advisory Council on Small Business and Agriculture of the Federal Reserve Bank of San Francisco.

Walter F. Walker, age 41                 1995

President, Seattle SuperSonics National Basketball Association basketball team (a subsidiary of Ackerley Communications, Inc.) since 1994; President, Walker Capital (a money management firm), from March 1994 to September 1994; Vice President, Goldman Sachs & Co. (an investment banking firm), from 1987 to 1994. Director, Redhook Ale Brewery, Incorporated and Gargoyles Inc. (eyeware manufacturer).

Continuing Directors

Name and Age                      Term Expires       Director Since

Russell F. McNeill, age 84            1997                1977

Secretary Emeritus, Interpoint, since 1992; Secretary,
Interpoint, 1977 to 1992; former President, Old National Bank of
Washington; Trustee Emeritus, Whitman College.

David A. Uvelli, Ph.D., age 48        1997                1991

Senior Vice President and General Manager, Power Products Division, Interpoint, since 1991; Vice President, Marketing and Major Programs, Power Products Division, Interpoint, 1990 to 1991; Director, Marketing, Interpoint, 1989 to 1990; Marketing Manager, Major Programs, Interpoint, 1988 to 1989; former Associate Professor, University of Washington.

Walter P. Kistler, age 76             1998                1972

Chairman of the Board of Directors, Kistler Aerospace
Corporation, since 1993; Chairman Emeritus of the Board of
Directors, Interpoint, since 1987; Chairman, Interpoint, 1974 to
1987; Chairman, Kistler-Morse Corporation (electronic equipment manufacturer), since 1972.

Calvin A.H. Waller, age 58            1998                1991

Lieutenant General, United States Army, Retired; Vice President, Site Operations and Integration, Kaiser Hill Company, L.L.C., since 1995; Senior Vice President, Environment and Energy Group, ICF Kaiser International, Inc. (engineering, construction and consulting company), 1994 to 1995; President and Chief Executive Officer, RKK, Ltd. (environmental technology company), 1991 to 1994; former Deputy Commander-in-Chief, Operations Desert Shield/Storm; former Commanding General, I Corps and Fort Lewis, Washington, 1989 to 1991; 32 years active service in the U.S. Army; Chairman, Nonprofit "Fund for the Next Generation"; Director, Bank One, Colorado Springs, Colorado; Trustee, Colorado College; Trustee, Florida International University Foundation.

Board of Directors Meetings and Committees

 	During the last fiscal year there were four meetings of the Board of Directors. All directors attended at least 75% of meetings held.

 	The Board of Directors maintains an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee. The Audit Committee, composed of Messrs. Kistler and McNeill, reviewed with the Company's independent auditors the scope, results and costs of the audit engagement. During the past year there were two meetings of the Audit Committee. All committee members attended the meetings held.

 	The Nominating Committee, composed of Messrs. Bayley, van Oppen and Waller, nominates and recommends candidates for the Board of Directors. During the past year there was one meeting of the Nominating Committee. All committee members attended the meeting held. The Nominating Committee will consider the names and qualifications for candidates for the Board submitted by Shareholders to the Secretary of the Company in writing on or before the date specified below under "Shareholder Proposals for 1997 Annual Meeting."

 	The Compensation and Stock Option Committee, composed of Messrs. Bayley, Kistler and Stanton, determines the salaries and bonuses to be paid the President and Chief Executive Officer of Interpoint and reviews the salaries and bonuses for those reporting to the President and Chief Executive Officer. The Committee also administers Interpoint's stock option plans and meets either independently or in conjunction with the full Interpoint Board to grant options to eligible individuals in accordance with the terms of each plan. During the past year there were four meetings of the Compensation and Stock Option Committee. All Committee members attended at least 75% of the meetings held.

 	In December 1995, the Board of Directors agreed to certain
reassignments among Committee memberships.   For the upcoming
year, the Audit Committee will be comprised of Messrs. McNeill, Kistler and Walker; the Nominating Committee will be comprised of Messrs. Bayley, van Oppen and Waller; and the Compensation and Stock Option Committee will be comprised of Messrs. Bayley, Stanton and Walker.

Directors' Compensation

 	In 1995, nonemployee directors were paid a retainer of $500 per quarter and $500 for each meeting attended. Mr. Bayley, who served as Lead Director, received a retainer of $1,000 per quarter. Employee directors of the Company are not paid any fees for serving as members of the Interpoint Board. Audit Committee members are paid $50 per hour up to a maximum of ten hours per year for their services. In addition, each nonemployee director, upon his or her first election or appointment, receives a Nonqualified Stock Option for 5,500 shares of Interpoint Common Stock. The Interpoint Corporation 1995 Stock Option and Award
Plan presented for approval at the Annual Meeting provides for an annual grant of options to purchase 500 shares of stock to each nonemployee director on the date of each annual meeting. Such options will vest on the date of the next annual meeting and expire after five years with the first grant effective February
22, 1995.

                 EXECUTIVE OFFICERS OF INTERPOINT

 	The following are executive officers of Interpoint who will serve in the capacities noted until their successors are appointed:

 Name                    Age  Positions and Offices with Interpoint
 ----                    ---  -------------------------------------
Peter H. van Oppen       43   Chairman, President, and Chief Executive
                              Officer

David A. Uvelli          48   Senior Vice President and General
                              Manager, Power Products Division,
                              Director

Charles H. Stonecipher   34   Senior Vice President and Chief Operating
                              Officer, Advanced Digital Information
                              Corporation (ADIC)

Sally M. Veillette       34   Vice President and General Manager,
                              Custom Microelectronics Division

Leslie S. Rock           38   Vice President, Chief Accounting
                              Officer, Secretary-Treasurer

 	Each executive officer of the Company is appointed annually by the Board of Directors.

 	For biographical summaries of Mr. van Oppen and Dr. Uvelli, see "ELECTION OF DIRECTORS."

 	Mr. Stonecipher has served as Senior Vice President and Chief Operating Officer of Advanced Digital Information Corporation since 1995, and Vice President, Finance and Administration, and
Chief Financial Officer, 1994 to 1995. Prior to that he worked as a Manager at Bain & Company from 1992 to 1994 and a Consultant at Bain & Company from 1989 to 1992.

 	Ms. Veillette has served as Vice President and General
Manager, Custom Microelectronics Division, since 1994; Director and General Manager, Medical Microelectronics Division, 1993 to
1994; and Regional Sales Manager, 1990 to 1993.

 	Ms. Rock has served as Vice President, Treasurer and Secretary since 1994; Vice President, Finance from 1989 to 1994; Chief
Financial Officer, 1987 to 1994; and Controller from 1986 to
1994.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

	The following table shows the compensation for services rendered during the fiscal years ended October 31, 1995, 1994 and 1993 for the Chief Executive Officer and the Company's most highly compensated executive officers whose annual salary and bonus exceeded $100,000 in 1995.

Name and Principal                                   Awards/    All Other
Position                 Year     Salary   Bonus(2) Options(#) Compensation
---------------------    ----   ---------  -------- ---------- ------------
Peter H. van Oppen       1995   $ 212,493  $ 20,636     --     $ 150 (3)
 Chairman, President,    1994     202,339    45,896     --       150 (3)
 CEO and Director(1)   	 1993     194,322     5,642   10,000     150 (3)

David A. Uvelli          1995     114,574    10,096    5,000     150 (3)
 Senior Vice President   1994     102,573    20,575     --       150 (3)
 and General Manager,    1993      89,965     2,689    5,000     150 (3)
 Power Products Division
 and Director

Charles H. Stonecipher   1995     110,216     7,650   10,000     150 (3)
 Senior Vice President,  1994      25,004     2,089   15,000  33,879 (4)
 Chief Operating Officer,
 ADIC(5)

Sally M. Veillette       1995      93,162    10,357    7,500     150 (3)
 Vice President and      1994      66,955    13,633     --       150 (3)
 General Manager,        1993      46,939     1,398    6,000     150 (3)
 Custom Microelectronics
 Division


(1) Salary excludes cash-out of unused sick days and vacation days in accordance with Interpoint's flexible time-off plan, which is applicable to all Interpoint Team
     Members. Such cash-out amounted to $4,023, $8,420 and $5,358 in fiscal 1995, 1994 and 1993, respectively.

(2) Consists of profit bonus awards associated with performance for that year and Management Incentive Plan (MIP) awards for fiscal 1995 and 1994.

(3) Consists of matching contributions to the 401(k) plan.

(4) Includes a payment in the amount of $33,729 associated with relocation expenses. The remainder consists of matching contributions to the 401(k) plan.

(5)  Mr. Stonecipher joined the Company in August, 1994.

Option Grants Table

 	The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 1995 to the Company's executive officers as to whom compensation is reported in this Proxy Statement.

                      ------------------------------------------------    Potential Realizable
                       Number of  Percent of                                Value at Assumed
                        Shares   Total Options                            Annual Rates of Stock
                      Underlying   Granted to                              Price Appreciation
                        Options   Team Members  Exercise                   for Option Terms(3)
                        Granted       in         Price      Expiration     --------------------
      Name                (#)     Fiscal Year  ($/Share)       Date          5%         10%
      ----            ---------- ------------- ---------    ----------     -------    ---------
Peter H. van Oppen        --	          --         	--        	--            	--        	--
David A. Uvelli          5,000        4.91%      $8.875     2/22/00 (2)    $12,260    $27,091
Charles H. Stonecipher   8,000        7.86%      $8.875     2/22/00 (2)    $19,616    $43,346
                         2,000        1.96%      $11.00     8/16/05 (1)    $13,836    $35,062
Sally M. Veillette       5,000        4.91%      $8.875     2/22/00 (2)    $12,260    $27,091
                         2,500        2.46%      $11.00     8/16/05 (1)    $17,295    $43,828

(1) The options vest upon the earlier of July 16, 2005 and the last day of the consecutive 40-day period during which the market price of Interpoint Common Stock has been at or above $15 per share. The per share exercise price represents the fair market value of the Interpoint Common Stock on the date of grant. The options expire ten years from the date of grant.

(2) The options vest in four equal annual installments beginning one year after the date of grant. The per share exercise price represents the fair market value of the Interpoint Common Stock on the date of grant. The options expire five years from the date of grant.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the five-year or ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

Option Exercises and Year-End Value Table

 	The following table sets forth certain information as of October 31, 1995, regarding options held by the Company's executive officers as to whom compensation is reported in this Proxy Statement. None of such executive officers exercised any options during the fiscal year ended October 31, 1995.

                           Total Number of             Value of Unexercised
                        Unexercised Options at         in-the-Money Options
                          Fiscal Year-End(#)         at Fiscal Year-End($)(1)
                      --------------------------   --------------------------
  Name                Exercisable  Unexercisable   Exercisable  Unexercisable
  ----                -----------  -------------   -----------  -------------
                                                                      >
Peter H. van Oppen     	102,500	      10,000        $ 656,735      $ 40,000
David A. Uvelli          12,000       11,000        $  72,375      $ 36,125
Charles H. Stonecipher    3,750	      21,250        $  10,313      $ 50,438
Sally M. Veillette        3,000       11,000        $  13,938      $ 27,125


(1) Calculated on the basis of the fair market value of the underlying securities as of October 31, 1995, less the option exercise price times the number of shares.

Report of the Compensation and Stock Option Committee on Annual Compensation

 	The policy of the Compensation and Stock Option Committee (the Committee) with respect to executive officer compensation is that such compensation should (i) assist Interpoint in attracting and retaining key executives critical to the Company's long-term success, (ii) align the interests of the executives with the long-term interests of the shareholders, (iii) reflect
Interpoint's performance and (iv) reward executives for their individual performance. Executive compensation includes base salary, bonuses based on Company performance and stock option grants. These programs are designed to provide incentives for both short and long-term performance.

 	Base Salary.  The base salary of the Chief Executive Officer
(CEO) is set at an amount the Committee believes is competitive with salaries paid to executives of companies of comparable size and of companies located within the local area. In evaluating salaries, the Committee uses an American Electronics Association survey which provides data by industry and size of company. Additionally, a detailed review of the CEO's performance and a general review of the Company's financial and stock price performance are considered.

 	The base salary for executive officers and all other salaried Team Members is reviewed once per year with adjustments effective August 1. The CEO's base salary was increased from $210,000 to $220,000 on August 1, 1995. This adjustment provided an increase of 4.7 percent which is approximately equal to the average adjustment granted to other executive officers and salaried Team Members. Some, but not all, of the companies included this survey are included in the Nasdaq Electronic Components Index shown on the Performance Graph. Additionally, it places the CEO's salary slightly below the average indicated in the survey referred to above.

 	Bonuses. Bonuses are paid under Profit Sharing and Management Incentive Plans. The Profit Sharing Plan is a noncontributory plan that covers all U.S.-based Team Members. The plan, which has been in place in substantially the same form since 1973, provides for fifteen percent of pretax profits to be contributed to the Plan which is then allocated among the Team Members, including the CEO, based upon his or her monthly wage and length of service.

 	The Management Incentive Plan (MIP) is also noncontributory and covers approximately 60 key Team Members. Interpoint's Board of Directors may set aside a portion of pretax profits for payment under the MIP based upon achievement of certain corporate performance goals which are established at the beginning of the year. These goals are primarily tied to operating profit and in 1995 provided for significant growth in sales and profitability. Upon achievement of these goals, MIP payment targets are set as a percentage of base compensation depending on the Team Member's level of responsibility. In 1995, based upon partial achievement of these goals, the Committee determined that $85,000 should be paid out in the form of MIP payments. This amount was distributed based upon level of responsibility, with the CEO receiving $6,500. Historically, the plan has distributed between zero and ten percent of pretax profits.

 	Stock Option Grants. The Company provides its executive officers with long-term incentives through the Stock Option
Plans, the objective of which is to provide incentives to maximize shareholder value. There were no option grants made to the CEO during 1995.

                  COMPENSATION AND STOCK OPTION COMMITTEE

                       	John W. Stanton, Chairman
                         	Christopher T. Bayley
                            Walter P. Kistler

                            Performance Graph
               Comparison of Five-Year Cumulative Return(1)
     Among Interpoint Corporation, Nasdaq Electronic Components Index
                            and S&P 500 Index

                                    1990    1991    1992    1993    1994    1995
                                   ------  ------  ------  ------  ------  ------
Interpoint Corporation             100.00  122.22  161.11  166.67  188.89  250.00

Nasdaq Electronic Components Index 100.00  144.27  202.40  345.85  382.36  779.19

Standard & Poor's 500 Index        100.00  129.10  137.72  153.89  155.38  191.28


(1) Assumes $100 invested at the close of trading on October 31, 1990 in Interpoint Common Stock, in the Nasdaq Electronic
     Components Index and in the S&P 500 Index.

NOTE:  Stock price performance shown above for Interpoint Common
Stock is historical and not necessarily indicative of future price performance.

Section 16 Reporting

 	Section 16(a) of the Exchange Act requires Interpoint's officers and directors, and persons who own more than 10% of a registered class of Interpoint's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish Interpoint with copies of all Section 16(a) forms they file.

 	Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, Interpoint believes that during fiscal 1995 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                         PRINCIPAL SHAREHOLDERS

Principal Shareholders

 	The following table sets forth information as of January 5, 1996, with respect to all shareholders known by Interpoint to be the beneficial owners of more than 5% of the outstanding shares of Interpoint Common Stock. Except as noted, Interpoint believes that the beneficial owners of the shares of Interpoint Common
Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                        Shares Beneficially Owned
                                        -------------------------
 Name and Address                         Number        Percent
 ----------------                       -----------	  -----------
 John W. Stanton                        290,232 (1)       7.6%
  10301 Willows Road
  Redmond, Washington 98073-9705
 Ernest G. Brown                        251,400           6.5
  Redmond, Washington
 Walter P. Kistler                      250,470 (1)       6.5
  10301 Willows Road
  Redmond, Washington 98073-9705
 Kennedy Capital Management             224,000           5.8
  St. Louis, Missouri
 Peter H. van Oppen                     204,176 (2)       5.3
  10301 Willows Road
  Redmond, Washington  98073-9705


(1) Includes 5,500 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days. Also includes 500 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days, pending shareholder approval of the 1995 Stock Option and Award Plan at the Annual Meeting of Shareholders.

(2) Does not include 5,150 shares that are held in trust for Mr. van Oppen's minor children or 3,000 shares that are held in a trust (as to which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims any beneficial ownership. Includes 91,241 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days.

Security Ownership of Management

 	The following table sets forth information as of January 5, 1996, with respect to the beneficial ownership of shares of Interpoint Common Stock of each director of Interpoint, each of Interpoint's executive officers for whom compensation is reported in this Proxy Statement, and all directors and executive officers of Interpoint as a group. Except as noted, Interpoint believes that the beneficial owners listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                          Shares Beneficially Owned
                                          _________________________
      Name                                   Number       Percent
      ----                                ------------  -----------
 John W. Stanton(1)                         290,232        7.6	%
 Walter P. Kistler(1)                       250,470        6.5
 Peter H. van Oppen(2)                      204,176        5.3
 Christopher T. Bayley(1)                    30,000         *
 David A. Uvelli(3)                          20,585         *
 Russell F. McNeill(4)                        4,900         *
 Calvin A.H. Waller(1)                        6,000         *
 Charles H. Stonecipher(5)                    6,750         *
 Sally M. Veillette(6)                        4,250         *
 Walter F. Walker                            10,000         *
 All directors and executive officers
 as a group (11 persons)(7)                 837,098       21.8


*	Less than 1%

(1) Includes 5,500 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days. . Also includes 500 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days, pending shareholder approval of the 1995 Stock Option and Award Plan at the Annual Meeting of Shareholders.

(2)  Does not include 5,150 shares that are held in trust for Mr.
     van Oppen's minor children or 3,000 shares that are held	 in a
     trust (as to which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims any beneficial ownership. Includes 91,241 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days.

(3) Includes 13,250 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days.

(4) Includes 4,400 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days. Also includes 500 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days, pending shareholder approval of the 1995 Stock Option and Award Plan at the Annual Meeting of Shareholders.

(5) Includes 5,750 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days.

(6) Includes 4,250 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days.

(7) Includes 151,441 shares subject to issuance upon exercise of Interpoint options that are exercisable within 60 days.

               APPROVAL OF THE 1995 STOCK OPTION AND AWARD PLAN

 	The 1995 Plan as adopted by the Board on February 22, 1995 and amended and restated by the Board on December 6, 1995, is submitted to the Company's shareholders for approval at the Annual Meeting. The 1995 Plan is the successor to the Company's
Amended 1985 Stock Option Plan and the Amended Non-Qualified
Stock Option Plan (the "1985 Plans"), both of which expired on
December 17, 1995. A copy of the 1995 Plan is attached to this Proxy Statement as Exhibit A. The following description of the 1995 Plan is a summary and does not purport to be fully descriptive. Reference is made to Exhibit A for more detailed information.

Introduction

 	While similar to the 1985 Plans, in that the 1995 Plan includes provisions for the same kinds of option awards that could be made under the 1985 Plans, the 1995 Plan gives the Company greater flexibility in certain respects. The 1995 Plan also provides for automatic annual grants of options to purchase 500 shares to each nonemployee director, as well as one-time automatic grants of options to purchase 5,500 shares to each nonemployee director upon the director's initial election or appointment to the Board. The Amended 1985 Stock Option Plan provided only for one-time grants to new nonemployee directors.

Summary of the 1995 Plan

 	The 1995 Plan provides for grants of incentive stock options and nonqualified stock options.

 	Stock Subject to the 1995 Plan. Subject to adjustment from time to time as provided in the 1995 Plan, the maximum of 100,000 shares of Common Stock will be available for issuance under the 1995 Plan. As of January 5, 1996, options to purchase 392,554 shares were outstanding under the 1985 Plans and, subject to shareholder approval of the 1995 Plan, options to purchase 2,500 shares were outstanding under the 1995 Plan. Shares issued pursuant to the 1995 Plan will be drawn from authorized and unissued shares or shares now held or subsequently acquired by the company. The closing price of the Common Stock as reported on the Nasdaq National Market on January 5, 1996 was $9.25 per share.

 	Subject to adjustment from time to time as provided in the 1995 Plan, not more than 50,000 shares of Common Stock may be subject to grants of options under the 1995 Plan to any participant in any one fiscal year of the Company, to the extent required for compliance with certain exemptive provisions of
Section 162(m) of the Code, which precludes the Company from taking a tax deduction for compensation payments to executives in excess of $1 million, unless such payments qualify for the "performance-based" exemption from the $1 million limitation.

 	Any shares of Common Stock that have been made subject to an award that cease to be subject to the award (other than by reason of exercise), including, without limitation, in connection with the cancellation of an award and the grant of a replacement award, will be available for issuance in connection with future grants of awards under the 1995 Plan.

 	Eligibility to Receive Awards. Discretionary awards may be granted under the 1995 Plan to those officers and key employees (including directors who are also employees) of the Company and its subsidiaries as the plan administrator from time to time selects. Awards may also be made to consultants, advisors and agents who provide services to the Company and its subsidiaries. Nonemployee directors are eligible to receive only the automatic awards specified in the 1995 plan.

 	Terms and Conditions of Stock Option Grants. Options granted under the 1995 Plan may be "incentive stock options" (as defined in Section 422 of the Code) or "nonqualified stock options." The option price for each option granted under the 1995 Stock Option Plan will be determined by the plan administrator, but will be not less than 100% of the Common
Stock's fair market value on the date of grant. For purposes of the 1995 Stock Option Plan, "fair market value" means the closing price of the Common Stock as reported by Nasdaq National
Market for a single trading day.

 	The exercise price for shares purchased under options must be paid in cash, already-owned Common Stock held by the optionee for at least six months and/or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker. The optionee must pay to the Company applicable withholding taxes upon exercise of the option as a condition to receiving the stock certificates.

 	The option term will be fixed by the plan administrator and if not so fixed will be five years. Each option will be exercisable pursuant to a vesting schedule determined by the plan administrator. If not so determined, each option will be exercisable in four equal installments beginning one year after the date of grant. The plan administrator will also determine the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to the Company or one of its subsidiaries. If not so established, options generally will be exercisable for three months after termination of services. An option will not be exercisable if the optionee's services are terminated for cause, as defined in the 1995 Plan.

 	Nonemployee Director Grants. Nonemployee directors of the Company are eligible to receive option awards under the 1995 Plan only in the form of automatic grants. Each nonemployee director automatically received an option to purchase 500 shares of Common Stock on February 22, 1995, subject to shareholder approval of the 1995 Plan, and automatically will receive an option to purchase 500 shares immediately after each subsequent Annual Meeting of Shareholders after that date. Such options vest upon the optionee's continued service as a director until the next Annual Meeting of Shareholders after the date of grant. Each newly elected or appointed nonemployee director automatically will receive an option to purchase 5,500 shares on the date of his or her initial election or appointment to the Board. Such options will vest in four equal annual installments of 1,375 shares each beginning one year after the date of grant. Options granted to nonemployee directors are nonqualified stock options and have a term of five years from the date of grant. The options are exercisable at a price equal to the fair market value of the Common Stock on the date of grant. Any options granted to nonemployee directors are subject to the availability of Common Stock under the 1995 Plan. Except as otherwise provided, options to nonemployee directors are subject to the terms and conditions of the 1995 Plan applicable to other optionees.

 	Loans, Loan Guarantees and Installment Payments. To assist a holder (including a holder who is an officer or director of the Company, but not a nonemployee director) in acquiring shares of Common Stock pursuant to an award granted under the 1995 Plan, the plan administrator may authorize (a) the extension of a loan to the holder by the Company, (b) the payment by the holder of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a loan obtained by the grantee from a third party. The terms of any loans, installment payments or guarantees, including the interest rate and terms of repayment, will be subject to the plan administrator's discretion, and may be granted with or without security.

 	Transferability. No option will be assignable or otherwise transferable by the holder other than by will or the laws of descent and distribution and, during the holder's lifetime, may be exercised only by the holder, except to the extent permitted by the plan administrator, Rule 16b-3 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), or
Section 422 of the Code. Options held by nonemployee directors may be transferred only to certain family members and trusts, to the extent permitted by Rule 16b-3 under the Exchange Act.

 	Adjustment of Shares. In the event of any changes in the outstanding stock of the Company by reason of stock dividends, stock splits, spin-offs, combinations or exchanges of shares, recapitalizations, mergers, consolidations, distributions to stock holders other than a normal cash dividend, or other changes in the Company's corporate or capital structure, the plan administrator shall make proportional adjustments in (a) the maximum number and class of securities subject to the 1995 Plan,
(b) the number and class of securities that may be made subject to automatic awards to nonemployee directors, and (c) the number and class of securities subject to any outstanding award granted to a nonemployee director and the per share price of such securities, without any change in the aggregate price to be paid therefor, and the plan administrator, in its sole discretion, may make any equitable adjustments it deems appropriate for awards other than those granted to nonemployee directors, in (x) the maximum number and class of securities that may be made subject to awards to any participants, and (y) the number and class of securities that are subject to any outstanding award and the per share price of such securities, without any changes in the aggregate price to be paid therefor.

 	Corporate Transaction. In the event of certain mergers or consolidations or a sale of substantially all the assets or a liquidation of the Company, each option that is at the time outstanding will automatically accelerate so that each such award will, immediately prior to such corporate transaction, become
100% vested, except that with respect to awards other than those granted to nonemployee directors, such award will not so accelerate if and to the extent: (a) such award is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (b) such award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such award. Any such awards that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event the holder's employment or services should subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the successor corporation for cause or by the holder voluntarily without good reason.

 	Further Adjustment of Awards. The plan administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the plan administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to holders, with respect to awards other than those granted to nonemployee directors. Such authorized action may include (but is not limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, awards so as to provide for earlier, later, extended or additional time for exercise, alternate forms and amounts of payments and other modifications, and the plan administrator may take such actions with respect to all holders, to certain categories of holders or only to individual holders. The plan administrator may take such actions before or after granting awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

 	Administration. The 1995 Plan will be administered by a committee or committees appointed by, and consisting of two or more members of, the Company's Board of Directors. The board may delegate the responsibility for administering the 1995 Plan with respect to designated classes of eligible participants to different committees, or with respect to grants made to newly hired individuals other than persons subject to Section 16(b) of the Exchange Act, to one or more of the Company's officers, subject to such limitations as the Board deems appropriate. Committee members will serve for such term as the Board may determine, subject to removal by the Board at any time. The administration of the 1995 Plan with respect to officers and directors of the Company who are subject to Section 16 of the Exchange Act with respect to securities of the Company will comply with the requirements of Rule 16b-3 promulgated under
Section 16(b) of the Exchange Act, or any successor provision.

 	Amendment and Termination. The 1995 Plan may be terminated, modified or amended by the shareholders of the Company. The Company's Board of Directors may also terminate the 1995 Plan, or modify or amend it, subject to shareholder approval in certain instances, as set forth in the 1995 Plan. No incentive stock options may be granted under the 1995 Stock Option Plan more than 10 years after the date the 1995 Plan is adopted by the Board.

Federal Income Tax Consequences

 	The federal income tax consequences to the Company and to any person granted an award of options under the 1995 Plan under the existing applicable provisions of the Code and the regulations thereunder are substantially as follows. Under present law and regulations, no income will be recognized by a participant upon the grant of stock options.

 	On the exercise of a nonqualified stock option, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have a short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.

 	If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

 	The same rules apply to an incentive stock option that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the Code).

 	Upon the exercise of an incentive stock option during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability, as defined in the Code), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were a nonqualified stock option) and no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or generally, if less, the excess of the amount realized on the sale of the shares over the option price), and the optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

 	Special rules apply to a director or officer subject to liability under Section 16(b) of the Exchange Act.

 	In all the foregoing cases the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to the following limitations. Under Section 162(m) of the code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. The 1995 Plan has been drafted to allow compliance with those performance-based criteria.

New Plan Benefits

 	Since awards under the 1995 Plan are discretionary, except for the specified grants to nonemployee directors, the Company cannot currently determine the number of awards which will be issued pursuant to the 1995 Plan during the fiscal year ending October
31, 1996. During 1995, options to purchase an aggregate of 22,500 shares at an average exercise price of $9.30 per share were granted under the 1985 Plans to all executive officers of the Company as a group, options to purchase an aggregate of 79,300 shares at an average exercise price of $9.184 per share were granted to all other employees of the Company as a group (including officers who are not executive officers), and options to purchase an aggregate of 5,500 shares at an exercise price of $11.00 per share were granted to all nonemployee directors of the Company as a group. Also during 1995, options to purchase an aggregate of 2,500 shares at an exercise price of $8.875 per share were granted under the 1995 Plan to all nonemployee directors of the Company as a group, subject to shareholder approval of the 1995 Plan. Options granted during 1995 to the Company's Named Executive Officers under the 1985 Plans are set forth under "EXECUTIVE COMPENSATION--Option Grants Table."

The Board of Directors recommends a vote FOR approval of the 1995 Plan.


                             CERTAIN TRANSACTIONS

 	The Company leases space from K-M Properties, a general partnership in which Walter P. Kistler is a partner, to house its data storage operations. Rent payments for fiscal 1995 were $96,069.

                             INDEPENDENT AUDITORS

 	Price Waterhouse was Interpoint's independent auditor in 1995. A representative of Price Waterhouse will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

 	Proposals for Shareholder action that eligible Shareholders wish to have included in the Company's Annual Meeting to be held in February 1997 must be received by the Company at its principal executive offices on or before September 27, 1996.

                               OTHER MATTERS

 	The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment, the persons named in the proxy intend to vote the proxy in accordance with their best judgment.

                               By Order of the Board of Directors


                               /s/Leslie S. Rock
                               Leslie S. Rock
                               Secretary-Treasurer

Redmond, Washington
January 25, 1996